CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GUARANTY BANCORP

GUARANTY BANCORP, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:

1.That at a meeting of the Board of Directors of the Company, a resolution was duly adopted setting forth the proposed amendment of the Second Amended and Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable and directing that the proposed amendment be considered at a meeting of the stockholders of the Company. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the first paragraph of Article FOURTH of the Company’s Second Amended and Restated Certificate of Incorporation, as amended, is hereby amended in its entirety to read as follows:

“FOURTH. The total number of shares of all classes of stock that the corporation shall have authority to issue is 50,000,000, of which 38,750,000 shares of the par value of one-tenth of one cent ($0.001) per share shall be a separate class designated as Voting Common Stock (“Voting Common Stock”), 1,250,000 shares of the par value of one-tenth of one cent ($0.001) shall be a separate class designated as Non-Voting Common Stock (“Non-Voting Common Stock,” and together with Voting Common Stock, “Common Stock”) and 10,000,000 shares of the par value of one-tenth of one cent ($0.001) shall be a separate class designated as Preferred Stock.”

2.That, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute was voted in favor of the amendment.

3.The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by its duly authorized officer on this 2nd day of September 2016.

GUARANTY BANCORP

By:	/s/ Paul W. Taylor
Name: Paul W. Taylor
Tide: President and Chief Executive Officer